Innophos Investor Relations (609) 366-1299 investor.relations@innophos.com	The Breakstone Group Maura Gedid (646) 452-2335

FOR IMMEDIATE RELEASE

INNOPHOS ANNOUNCES NEWLY COMBINED SALES AND MARKETING POSITION;

APPOINTS VICE PRESIDENT OF SALES JOSEPH GOLOWSKI

CRANBURY, New Jersey – (March 30, 2010) – Innophos Holdings, Inc. (NASDAQ:  “IPHS”), a leading North American specialty phosphates producer, today announced that effective April 1, 2010 Joseph Golowski, currently serving as Vice President, Sales, has been appointed to the newly created position of Vice President, Specialty Phosphates Business.  The focus of this new position is to drive further growth across the Company’s portfolio, especially its highest-value specialty products, through optimization of the sales and business management teams.  Mr. Golowski will continue to head the Innophos sales and commercial development functions, and will also assume leadership of the overall business management and marketing functions previously managed by Tim Treinen who has decided to retire after a distinguished career spanning more than 37 years with Innophos and predecessor companies, including 23 years in the phosphate industry.  Mr. Treinen, who is relinquishing his position of Vice President, Phosphates Business, will continue to work with the Company as Special Projects Leader focused on a number of strategic initiatives until the end of 2010.

Mr. Golowski has been with Innophos since its formation in 2004 and has served as Innophos’ Vice President, Sales since 2006.  With predecessor company history dating back to 1989 when he joined Rhodia as a Market Development Specialist, Mr. Golowski has held increasingly responsible roles in business development, sales, marketing and management.  From 1997 through 2000, Mr. Golowski served as a Global Market Director for Rhodia and was based in Paris, France.  Returning to the U.S., he became the North American Asset Manager for Phosphoric Acid and subsequently the Director of Sales for the Specialty Phosphate Business.  Mr. Golowski holds a B.S. in Ceramic Engineering from Rutgers University, College of Engineering.

About Innophos, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ”IPHS-G”